Exhibit 4.3

SERVICES AGREEMENT

This SERVICES AGREEMENT between UNITY WIRELESS SYSTEMS CORP. a company incorporated under the Company Act (British Columbia) (the "Company”), and BENTEL CAPITAL INC., a company incorporated under the Canada Business Corporations Act (“BCI”) and MYER BENTOB (the "Executive") is hereby entered into as of August _, 2003.

In consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

1.

Services.

(a)

The Company retains BCI to provide the following services to the Company on the terms and conditions herein set forth: (i) to develop sales to the potential clients listed in Schedule A, as same shall be amended from time to time upon the agreement of the parties hereto, and others; (ii) to investigate and help effectuate mergers and acquisitions; and (iii) to evolve and integrate the Company’s products and those of Unity Wireless Corporation, the parent of the Company (collectively, the “Services”).

(b)

BCI shall cause the Services to be performed exclusively by the Executive, who hereby undertakes to make a major commitment to the performance of the Services.  The Executive may perform the Services at or from his place of business in the greater Montreal area.

(c)

In the performance of the Services, BCI  shall report to the senior officers to be designated from time to time by the Board of Directors of the Company (the “Board”).

(d)

Neither of BCI or the Executive shall, during the term of this Agreement, be engaged directly or indirectly in any aspect of the wireless hardware and/or infrastructure business (the “Business”) other than through or for the Company.  However, the foregoing limitations shall not be construed as prohibiting BCI or the Executive from making passive financial investments.

(e)

The Company shall cause theBoard to nominate and appoint the Executive to serve as a director and Executive Vice Chairman of the Company as soon as practicable. The Company will thereafter at each annual meeting of its shareholders held during the term of this Agreement, nominate the Executive for election by the shareholders as a director of the Company.

2.

Compensation and Other Benefits.

(a)

For the Services rendered by BCI to the Company, the Company shall compensate BCI as follows:

(i)

Fee.  An annual fee of  C$84,000, payable in advance on the first day of each month in equal monthly installments, subject to periodic review by the Board (the “Consulting Fee”) for possible increases.

(ii)

Commission. In addition to the Consulting Fee,  an amount (the “Commission”) based on the revenues collected by Unity Wireless Corporation and the Company in cash from the entities listed in Schedule A that were solicited by BCI or the Executive (the “Collected Amount”).  In this regard, BCI and the Executive will be provided with unrestricted access to any information in the possession of Unity Wireless Corporation or the Company that either BCI or the Executive may deem necessary in order to assess the calculation of the Collected Amount. The Commission shall be equal to: (i) during the term of this Agreement and for a six-month period thereafter, 1.8% of the Collected Amount; and (ii) thereafter, for an additional six-month period, 0.9% of the Collected Amount. However, in the event of the termination of this Agreement by the Company at any time prior to December 31, 2005, the percentage set out above in (i) shall apply for a one-year period after the date of termination and (ii) shall not apply.  In all cases, the Commission payable to BCI in any rolling 12-month period will not exceed C$250,000.

(b)

The payment of the Consulting Fee and the Commission shall be subject to any and all applicable  taxes, including GST.

(c)

The Company shall promptly reimburse BCI for properly documented expenses which are incurred by BCI on behalf of the Company with the prior written approval of the Company.

(d)

The Executive will be compensated hereunder solely by BCI. For greater certainty, the Executive is not an employee of the Company and the Company is not obligated to pay any amount to him or to furnish any benefit to him.

3.

Term; Termination; Rights of Termination.

(a)

The term of this Agreement shall begin on the date hereof  and shall continue until December 31, 2005. This Agreement may terminate earlier in any one of the following ways:

(i)

The death or permanent disability of the Executive; or

(ii)

Upon 6 months’ prior written notice given by either the Company or BCI, provided that such notice may not be given prior to March 1, 2004;

(b)

Upon the termination of this Agreement for any reason whatsoever, BCI shall be entitled to receive any portion of its Consulting Fee earned and unpaid under this Agreement up to and including the date of termination hereunder.  The payment to BCI of its Commission hereunder will continue to be governed by section 2 (b) hereof, notwithstanding the termination of this Agreement.

(c)

The Executive hereby agrees that he will immediately resign as a director of the Company upon the termination of this Agreement for any reason whatsoever.

4.

Confidentiality

(a)

During the term of this Agreement and for a period of three (3) years following the term of this Agreement, neither BCI or the Executive will:

(i)

disclose to any person or entity, without the Company's prior consent, any Confidential Information, whether prepared by BCI, the Executive or others;

(ii)

directly or indirectly use any such Confidential Information other than as directed by the Company in writing; and

(iii)

except in the furtherance of the business of the Company, remove Confidential Information from the premises of the Company without the prior written consent of the Company.

(b)

Confidential Information includes, but is not limited to:

(i)

the name of any company or business all or any substantial part of which is or at any time was a candidate for potential acquisition by the Company, together with all analyses and other information which the Company has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with respect to the potential effect of such acquisition on the Company's business, assets, financial results or prospects;

(ii)

business, pricing and management methods;

(iii)

finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions;

(iv)

names, arrangements with, or other information relating to, the Company's customers, suppliers, equipment manufacturers, financiers, owners or operators, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the  Company;

(v)

technical information, work products and know-how; and

(vi)

cost, operating, and other management information systems, and other software and programming.

(c)

Confidential Information does not include information which is:

(i)

in the public domain when it is received by or becomes known to BCI or the Executive or which subsequently enters the public domain through no fault of BCI or the Executive (but only after it enters the public domain);

(ii)

already known to BCI or the Executive at the time of its disclosure to BCI or the Executive by the Company and is not known by BCI or the Executive to be the subject of an obligation of confidence of any kind;

(iii)

independently developed by BCI or the Executive without any use of or reference to the confidential information of the Company and which such independent development can be established by evidence that would be acceptable to a court of competence jurisdiction; and

(iv)

received by BCI or the Executive in good faith without an obligation of confidence of any kind from a third party who BCI or the Executive had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until BCI or the Executive subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received.

(d)

Notwithstanding the foregoing, each of BCI and the Executive may disclose Confidential Information to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law.

5.

Non-Compete Provisions. The following covenants are made by each of BCI and the Executive in partial consideration for the substantial economic investment made by the Company in BCI pursuant to this Agreement. Such covenants were material inducements to the Company in retaining BCI for the performance of the Services.

(a)

During the term of this Agreement and for a period of  six months immediately following the termination of this Agreement for any reason whatsoever, whether or not for cause, neither BCI nor Executive will anywhere directly or indirectly be employed or retained by any person or entity who or which then competes with the Company to any extent, nor will BCI or the Executive directly or indirectly own any interest in any such person or entity, other than the securities of Mitec Telecom currently held by the Executive or any passive financial investment by either of BCI or the Executive, or render to it any consulting, brokerage, contracting, financial or other services.

(b)

During the term of this Agreement and for a period of  six months immediately following the termination of this Agreement for any reason whatsoever, whether or not for cause, neither BCI nor Executive will anywhere directly or indirectly (whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons):

(i)

solicit the business of any person or entity who or which is or was (i) a customer or supplierof the Company, or who was a prospect for a business relationship with the  Company, at any time during the term of this Agreement;

(ii)

approve, solicit, retain or initiate discussions regarding the employment or retention (whether as an executive, consultant or otherwise) of any person who was an executive of the Company at any time during the one-year period preceding the termination of this Agreement;

(iii)

solicit or encourage any person to leave the employ of the Company; or

(iv)

assist in the acquisition of any company which was, during the term of this Agreement, either called upon by an executive of the Company or by a broker or other third party, for possible acquisition by the Company, or for which an executive of the Company or other person made an acquisition analysis for the Company.

(c)

BCI and the Executive understand that the provisions of this Section 5 have been carefully designed to restrict their activities to the minimum extent which is consistent with law and the Company's requirements. Each has carefully considered these restrictions, and each confirms that they will not unduly restrict their ability to obtain a livelihood. The Executive has heretofore engaged in businesses other than the business of the Company. Before signing this Agreement, each has had the opportunity to discuss this Agreement and all of its terms with their attorney.

(d)

The courts enforcing this Section 5 shall be entitled to modify the duration and scope of any restriction contained herein to the extent that such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.

6.

Return of Company Property.  All products, records, designs, patents, plans, manuals, "field guides," memoranda, lists and other property delivered to BCI or the Executive by or on behalf of the Company or by its customers (including, but not limited to, customers obtained for the Company by the Executive), and all records compiled by BCI or the Executive which pertain to the business of the Company (whether or not confidential) shall be and remain the property of the Company and shall be subject at all times to its discretion and control.  Likewise, all correspondence with customers or representatives, reports, records, charts, advertising materials, and any data collected by BCI or the Executive, or by or on behalf of the Company or its representatives (whether or not confidential), shall be delivered promptly to the Company without request by it upon the termination of this Agreement.

7.

Inventions.  Each of BCI and the Executive shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements and valuable discoveries related to the business or activities of the Company (the “Intellectual Property”), whether patentable or not, which are conceived or made by them solely or jointly with another as a result of or in connection with the performance of the Services hereunder, and each hereby assigns and agrees to assign all of his or its interests therein to the Company or its nominee.  Whenever requested to do so by the Company, each shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

8.

Cooperation in Proceedings. During and after the term of this Agreement, BCI will, for reasonable  compensation consistent with its compensation from the Company, cause the Executive to cooperate fully and at reasonable times with the Company and its subsidiaries in all litigations and regulatory proceedings on which the Company or any subsidiary seeks the Executive’s assistance and as to which the Executive has any knowledge or involvement. Without limiting the generality of the foregoing, the Executive will be available to testify at such litigations and other proceedings, and will cooperate with counsel to the Company in preparing materials and offering advice in such litigations and other proceedings. Except as required by law and then only upon reasonable prior written notice to the Company, the Executive will not in any way cooperate or assist any person or entity in any matter which is adverse to the Company or to any person who was at any time an officer or director of the Company.

9.

No Derogation. Except as otherwise required by law (and then only upon 10 days’ prior written notice to the Company), neither BCI nor the Executive will from and after the date hereof, whether during the term of this Agreement or at any time thereafter, in any way or to any person, denigrate or derogate the Company or any of its subsidiaries, or any person who was at any time an officer or director of the Company, or any products, services or procedures, whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which were learned or are learned by BCI or the Executive in connection with the performance of the Services hereunder or otherwise.

10.

Miscellaneous.

(a)

 Complete Agreement. There are no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement.  This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company, BCI and the Executive and this Agreement cancels and supersedes all prior agreements with respect to the subject matter hereof, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  This written Agreement may not be later modified except by a further writing signed by the Company, BCI and the Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

(b)

No Waiver.  No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

(c)

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective heirs, successors and assigns. Notwithstanding the foregoing, the Company may assign this Agreement only to a person or entity who or which directly or indirectly succeeds to all or any substantial part of the Company's assets or business. Further, nothing in this Agreement shall be construed as binding the heirs of the Executive to the performance of the Services hereunder nor to any of the obligations set out in section 5 hereof.

(d)

Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by standard mail, by facsimile or other means of electronic communication or by hand-delivery. Notice of any change of address shall also be governed by this paragraph. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication. Notices and other communications shall be addressed as follows:

If to the Company:

7438 Fraser Park Drive
Burnaby, British Columbia
V5J 5B9
Facsimile Number: (●) ●
Email: ●@●

If to BCI or the Executive:

6600 Trans-Canada Highway
Montreal, Quebec
H9R 4S2
Facsimile Number: (514) 694-2500
Email: mbentob@bentelcap.com

(e)

Headings. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or any part hereof.

(f)

Governing Law; Resolution of Disputes; Service of Process. This Agreement shall in all respects be construed and interpreted according to the laws of the Province of British Columbia. All disputes relating to the interpretation and enforcement of the provisions of this Agreement shall be resolved and determined exclusively by the courts sitting in British Columbia, and such courts are hereby granted exclusive jurisdiction for such purpose. The parties waive trial by jury. Service of process shall be effective when given in the manner provided for notices hereunder.

(g)

Computation of Time Periods. All time periods in this Agreement shall be computed by excluding from such computation any time during which BCI or the Executive is in violation of any provision of this Agreement and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company seeks to enforce the agreements and covenants in this Agreement or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

(h)

Injunctive Relief. Since monetary damages will be inadequate and the Company will be irreparably damaged if the provisions of this Agreement are not specifically enforced, the Company shall be entitled, among other remedies (i) to an injunction restraining any violation of this Agreement (without any bond or other security being required) by BCI, the Executive and by any person or entity with whom the Executive acts or proposes to act in violation of this Agreement,

(i)

Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

UNITY WIRELESS SYSTEMS CORP.

By:

______________________________________
MYER BENTOB

BENTEL CAPITAL INC.

By: